SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Fastenal Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FASTENAL COMPANY

2001 Theurer Boulevard

Winona, Minnesota 55987-0978

(507) 454-5374

March 2, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Company’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10 o’clock a.m., Central Time, on Tuesday, April 20, 2004.

The Notice of Annual Meeting and the Proxy Statement, which follow, describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company. Please join us for lunch immediately following the meeting.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed Proxy and return it in the accompanying envelope as soon as possible, even if you plan to attend the Annual Meeting. You may revoke the Proxy and vote in person at that time if you so desire. If your shares are held in the name of a bank, broker or similar holder of record, you will receive instructions from the holder of record that you must follow in order for shares to be voted.

Sincerely,

Robert A. Kierlin
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

to be held on April 20, 2004

The Annual Meeting of Shareholders of Fastenal Company will be held at the Company’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10 o’clock a.m., Central Time, on Tuesday, April 20, 2004 for the following purposes:

1.	To elect a Board of Directors consisting of nine members, to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.

2.	To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2004.

3.	To transact such other business as may properly be brought before the meeting.

The Board of Directors has fixed February 23, 2004 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your Proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to mark, date, sign and mail the enclosed Proxy in the postage-paid envelope that is provided. You may revoke the Proxy at any time prior to being exercised, and returning your Proxy will not affect your right to vote in person if you attend the meeting and revoke the Proxy.

By Order of the Board of Directors,

Daniel L. Florness
Executive Vice-President, Treasurer and
Chief Financial Officer

Winona, Minnesota

March 2, 2004

PROXY STATEMENT

GENERAL INFORMATION

The enclosed Proxy is being solicited by the Board of Directors of Fastenal Company (the “Company”) for use in connection with the Annual Meeting of Shareholders to be held on Tuesday, April 20, 2004 at the Company’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10 o’clock a.m., Central Time, and at any adjournments thereof. Only shareholders of record at the close of business on February 23, 2004 will be entitled to vote at such meeting or adjournment. Proxies in the accompanying form, which are properly signed, duly returned to an officer of the Company and not revoked, will be voted in the manner specified. A shareholder executing a Proxy retains the right to revoke it at any time before it is exercised by delivering to an officer of the Company written notice of termination of the Proxy’s authority or a properly signed Proxy bearing a later date.

The address of the principal executive office of the Company is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and the telephone number is (507) 454-5374. The mailing of this Proxy Statement and the Board of Directors’ form of Proxy to shareholders will commence on or about March 2, 2004.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present and entitled to vote is required for approval of each proposal included in this Proxy Statement. For this purpose, a shareholder who abstains with respect to a proposal is considered to be present and entitled to vote on such proposal at the meeting and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on a proposal shall not be considered present and entitled to vote on such proposal.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Any shareholder proposal intended to be presented at the 2005 Annual Meeting of Shareholders and desired to be included in the Company’s Proxy Statement for that meeting must be received by the Company at its principal executive office no later than November 2, 2004 in order to be included in such Proxy Statement. If notice of any other shareholder proposal intended to be presented at the 2005 Annual Meeting of Shareholders is not received by the Company on or before January 16, 2005, the Proxy solicited by the Board of Directors of the Company for use in connection with that meeting may confer authority on the Proxies named therein to vote in their discretion on such proposal without any discussion in the Company’s Proxy Statement for that meeting of either the proposal or how such Proxies intend to exercise their voting discretion.

SECURITY OWNERSHIP OF PRINCIPAL

SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of February 17, 2004 the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, by each director and nominee for the office of director, by each executive officer named in the Summary Compensation Table set forth under “Executive Compensation” below, and by all directors and executive officers as a group. On February 17, 2004 there were 75,877,376 shares of Common Stock, par value $.01 per share, issued and outstanding, each of which is entitled to one vote.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Robert A. Kierlin P.O. Box 302 Winona, Minnesota 55987	6,266,882	(2)	8.26%
Stephen M. Slaggie	3,742,839	(3)	4.93
Michael M. Gostomski	1,065,702	(4)	1.40
John D. Remick	2,251,644	(5)	2.97
Henry K. McConnon	1,416,574	(6)	1.87
Robert A. Hansen	400		*
Willard D. Oberton	161,120	(7)	*
Michael J. Dolan	3,500		*
Reyne K. Wisecup	1,160	(8)	*
Nicholas J. Lundquist	19,990	(9)	*
Daniel L. Florness	2,340	(10)	*
Steven L. Appelwick	2,950	(11)	*
Ruane, Cunniff & Co., Inc. 767 Fifth Avenue New York, New York 10153-4798	6,357,624	(12)	8.38
Directors and executive officers as a group (12 persons)	14,935,101		19.68

*	Less than 1%.

(1)	Except as otherwise indicated in the Notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.
(2)	Includes 532,240 shares held by Mr. Kierlin which are subject to stock options granted by Mr. Kierlin to various employees of the Company and its subsidiaries. Mr. Kierlin has voting and investment power with respect to these shares, provided that any transferred shares will remain subject to the options. Also includes 200 shares held by Mr. Kierlin’s wife. Mr. Kierlin disclaims beneficial ownership of the shares held by his wife.
(3)	Includes 208,677 shares held by Mr. Slaggie’s wife. Also includes 1,400 shares held by the Slaggie Family Foundation. Mr. Slaggie and members of his family (including his wife and certain of his children) are directors and members of the foundation and, as such, share voting and investment power with respect to the shares of Common Stock of the Company held by the foundation.
(4)	Consists of 803,552 shares held in Mr. Gostomski’s revocable living trust, over which Mr. Gostomski has voting and investment power, and 262,150 shares held in the revocable living trust of Mr. Gostomski’s wife, over which Mr. Gostomski’s wife has voting and investment power. An aggregate of 620,000 of the shares held in Mr. Gostomski’s revocable living trust are pledged in connection with forward sales contracts that mature in August 2004 and August 2005.
(5)	Includes 285,811 shares held by Mr. Remick’s wife, and 20,000 shares held by Mr. Remick as custodian for one of his children. Mr. Remick disclaims beneficial ownership of the shares held by his wife. Also includes 70,150 shares held by a charitable foundation of which Mr. Remick is a director. As a director, Mr. Remick shares voting and investment power with respect to the shares of Common Stock of the Company held by the foundation. Mr. Remick disclaims beneficial ownership of the shares held by the foundation.
(6)	Includes 320,000 shares held by Mr. McConnon’s wife, 1,150 shares held by Mr. McConnon as custodian for one of his grandchildren, and 24,000 shares held by Mr. McConnon’s father with respect to which Mr. McConnon has investment power pursuant to a power of attorney granted to Mr. McConnon by his father. Mr. McConnon disclaims beneficial ownership of the shares held by his wife.

(7)	Includes 35,800 shares held by Mr. Oberton’s wife, and an aggregate of 9,000 shares held by Mr. Oberton and his wife as custodian for Mr. Oberton’s children.
(8)	These shares are held jointly by Ms. Wisecup and her husband.
(9)	Includes 2,400 shares held by Mr. Lundquist’s wife, and an aggregate of 2,400 shares held by Mr. Lundquist as custodian for his children. Also includes 690 shares attributable to the account of Mr. Lundquist in the Company’s 401(k) plan. The number of shares attributable to such account is based on Mr. Lundquist’s most recent plan statement, which reports units held by Mr. Lundquist in the plan’s stock fund. Such units consist of undivided interests in the shares and cash held in the fund. The number of shares reported is an estimate based on the number of units held by Mr. Lundquist. Mr. Lundquist has the right to direct the investment of, and the voting of all shares attributable to, his plan account.
(10)	Consists of 2,016 shares held jointly by Mr. Florness and his wife, and 324 shares attributable to the account of Mr. Florness in the Company’s 401(k) plan. The number of shares attributable to such account is based on Mr. Florness’ most recent plan statement, which reports units held by Mr. Florness in the plan’s stock fund. Such units consist of undivided interest in the shares and cash held in the fund. The number of shares reported is an estimate based on the number of units held by Mr. Florness. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his plan account.
(11)	Includes 394 shares attributable to the account of Mr. Appelwick in the Company’s 401(k) plan. The number of shares attributable to such account is based on Mr. Appelwick’s most recent plan statement, which reports units held by Mr. Appelwick in the plan’s stock fund. Such units consist of an undivided interest in the shares and cash held in the fund. The number of shares reported is an estimate based on the number of units held by Mr. Appelwick. Mr. Appelwick has the right to direct the investment of, and the voting of all shares attributable to, his plan account.
(12)	According to an amendment to a Schedule 13G statement filed with the Securities and Exchange Commission reflecting ownership as of December 31, 2003, Ruane, Cunniff & Co., Inc., which is a registered broker-dealer and investment advisor, has sole voting power with respect to 3,767,228 shares and sole investment power with respect to 6,357,624 shares.

ELECTION OF DIRECTORS

Nominees and Required Vote

The Restated Bylaws of the Company provide that the business of the Company shall be managed by or under the direction of a Board of Directors of not less than five nor more than nine directors, which number shall be fixed from time to time by the Board of Directors. Each director shall be elected at the Annual Meeting of Shareholders for a term that expires at the next regular shareholders’ meeting and shall hold office for the term for which he or she was elected and until a successor is elected and has qualified. The Board of Directors has fixed the number of directors to be elected for the ensuing year at nine and has nominated the nine persons named below for election as directors. All of the Company’s directors participated in the consideration of the nominees, and the Company did not retain any third party to assist in identifying or evaluating the nominees. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire Board of Directors.

All of the nominees named below are current directors of the Company and have been previously elected as a director by the Company’s shareholders. Each nominee has indicated a willingness to serve as a director for the ensuing year. However, in case any nominee is not a candidate at the meeting for any reason, the Proxies named in the enclosed form of Proxy may vote for a substitute nominee in their discretion.

The following table sets forth certain information as to each nominee for the office of director:

Name	Age	Position
Robert A. Kierlin	64	Chairman of the Board and Director
Stephen M. Slaggie	64	Director
Michael M. Gostomski	63	Director
John D. Remick	67	Director
Henry K. McConnon	64	Director
Robert A. Hansen	60	Director
Willard D. Oberton	45	Chief Executive Officer, President and Director
Michael J. Dolan	55	Director
Reyne K. Wisecup	41	Human Resources Manager and Director

Mr. Kierlin has been the Chairman of the Board of the Company and has served as a director of the Company since the Company’s incorporation in 1968. In addition, Mr. Kierlin has served as a Minnesota State Senator since April 1999. Mr. Kierlin also served as Chief Executive Officer of the Company from 1968 through December 2002, and as President of the Company from 1968 through July 2001.

Mr. Slaggie has served as a director of the Company since 1970. Mr. Slaggie also served as the Secretary of the Company from 1970 through June 2003. He was a full-time employee of the Company from December 1987 through June 2003, during which time he was Shareholder Relations Director and Insurance Risk Manager for the Company.

Mr. Gostomski has served as a director of the Company since 1973. For more than the past five years, Mr. Gostomski has been the President of Winona Heating & Ventilating Company, a sheet metal and roofing contractor located in Winona, Minnesota.

Mr. Remick has served as a director of the Company since the Company’s incorporation in 1968. For more than the past five years, Mr. Remick has been the President and Chief Executive Officer of Rochester Athletic Club, Inc., an athletic club located in Rochester, Minnesota.

Mr. McConnon has served as a director of the Company since the Company’s incorporation in 1968. For more than the past five years, Mr. McConnon has been the President of Wise Eyes, Inc., an eyeglass retailer and wholesaler located in State College, Pennsylvania.

Mr. Hansen has served as a director of the Company since June 1999. For more than the past five years, Mr. Hansen has been an Associate Professor of Marketing and Logistics Management with the Carlson School of Management at the University of Minnesota.

Mr. Oberton has served as a director of the Company since June 1999, has been President of the Company since July 2001, and has been Chief Executive Officer of the Company since December 2002. Mr. Oberton also served as Chief Operating Officer of the Company from March 1997 through December 2002, as Executive Vice-President of the Company from June 2000 through July 2001, and as Vice-President of the Company from March 1997 through June 2000.

Mr. Dolan has served as a director of the Company since June 2000, and has been self employed as a business consultant since March 2001. From October 1995 through February 2001, Mr. Dolan was Executive Vice-President and Chief Operating Officer of The Smead Manufacturing Company, a manufacturer of office products located in Hastings, Minnesota.

Ms. Wisecup has served as a director of the Company since June 2000, and has been Human Resources Manager for the Company since April 1997.

None of the above nominees is related to any other nominee or to any executive officer of the Company.

Board Matters

The Board of Directors of the Company has determined that each of Michael M. Gostomski, John D. Remick, Henry K. McConnon, Robert A. Hansen and Michael J. Dolan is an independent director as that term is defined in the listing standards of The Nasdaq Stock Market (“Independent Directors”). The Independent Directors constitute a majority of the Board of Directors of the Company.

The Board of Directors of the Company held two meetings during 2003. Each director of the Company attended more than 75% of the aggregate number of meetings of the Board and the various committees on which he or she served during 2003.

The Board of Directors of the Company provides a process for shareholders of the Company to send communications to the Company’s directors. The manner in which shareholders can send communications to directors and the process for relaying such communications is described on the Company’s website at www.fastenal.com.

The Company has no formal policy regard attendance by its directors at annual shareholders meetings, although most of the Company’s directors have historically attended those meetings. Each of the Company’s nine directors attended the 2003 Annual Meeting of Shareholders.

Committee Matters

The Company has an Audit Committee consisting of Robert A. Hansen, John D. Remick and Michael J. Dolan, each of whom is an Independent Director. The Board of Directors of the Company has determined that Michael J. Dolan is an “audit committee financial expert”, as that term is defined in the rules of the Securities and Exchange Commission. The Company also has a Development Committee and an Acquisitions Committee. The Company does not have a Nominating Committee or a Compensation Committee, or any other committee of the Board of Directors performing equivalent functions.

The Audit Committee held seven meetings during 2003. The Audit Committee has the authority to (a) engage independent auditors, (b) review with the independent auditors the scope and results of audit engagements, (c) review the scope, frequency and results of internal audits and examinations, (d) review the adequacy of the Company’s accounting policies and system of internal accounting controls, and (e) review all related party transactions for potential conflict-of-interest situations. The Audit Committee operates under a written charter adopted by the Board of Directors in June, 2000. A copy of the Audit Committee charter is attached as Appendix A to this Proxy Statement. The members of the Audit Committee are in the process of reviewing the Audit Committee charter in order to determine what changes, if any, are necessary to bring the charter into compliance with the recently revised listing standards of The NASDAQ Stock Market, and expect to have that process completed in the near future.

Director Nominations Policy

The Board of Directors of the Company adopted a director nominations policy in January 2004. A copy of that policy is available to shareholders of the Company on the Company’s website at www.fastenal.com. The policy requires all candidates for service on the Company’s Board of Directors to have personal integrity, loyalty to the Company and concern for its success and welfare, the ability and willingness to apply sound and independent judgment, an awareness of a director’s vital part in the Company’s good corporate citizenship, time available for meetings and consultation on Company matters, the commitment to serve as a director for a reasonable period of time, and the willingness to assume the fiduciary responsibilities of a director. Leadership experience in business or administrative activities, a breadth of knowledge about issues affecting the Company and/or an ability to contribute special expertise to Board or committee activities are also qualities to be considered in selecting director candidates.

Under the director nominations policy, the Independent Directors are responsible for reviewing the overall makeup of the Board and the needs of the Company for new directors, identifying, evaluating and recruiting candidates to fill any additional or vacant positions on the Board, and recommending to the full Board candidates to be nominated for election at the annual meeting of shareholders. If the Independent Directors determine to recommend the addition of one or more directors, or if a vacancy occurs on the Board that the Company is required to fill or that the Independent Directors determine should be filled, the policy provides that the procedures described below will be followed to the extent the Independent Directors deem necessary or appropriate. The Independent Directors will initiate a search for director candidates, identify an initial slate of candidates, conduct inquiries into the background and qualifications of the initial slate, and determine one or more preferred candidates. The preferred candidate or candidates will then be interviewed by the Chairman of the Board and, if the Chairman is not an Independent Director, at least one Independent Director. Thereafter, the Independent Directors will meet to consider and approve the final candidate and seek full Board endorsement of the final candidate.

The Independent Directors may consult with the full Board and members of the Company’s management in determining the needs of the Company for new directors and in identifying, evaluating, and recruiting director candidates, and may use Company personnel to assist them with the performance of their duties. The Independent Directors have the authority to retain search firms to assist in identifying and evaluating director candidates, as well as such other advisors as the Independent Directors determine necessary to carry out their duties. The Company is required to provide appropriate funding, as determined by the Independent Directors, for payment of compensation to any search firm or other advisors so employed by the Independent Directors.

In accordance with the director nominations policy, qualified candidates for membership on the Board recommended by shareholders of the Company will be considered by the Independent Directors. Candidates recommended by shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to bod@fastenal.com or writing to Board of Directors, Fasternal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing the candidate’s name, biographical data, and qualifications.

The Company believes that, as a result of the role of the Independent Directors in the nominations process, it is not necessary at this time for the Company to have a separate nominating committee.

Compensation of Directors and Committee Members

Each director of the Company receives an annual retainer of $1,000 for his or her services as a director, and, if he or she is not an employee of the Company, $3,000 (plus reimbursement of reasonable expenses) for attendance at each meeting of the Board. Each member of the various committees who is not an employee of the Company receives $3,000 (plus reimbursement of reasonable expenses) for attendance at each committee meeting. Beginning in July 2003, the Chairman of the Board began receiving a monthly retainer of $5,000. Beginning in January 2004, the Chairman of the Audit Committee began receiving an annual retainer of $9,000.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing the Company’s management and independent auditors in respect of the Company’s accounting and financial reporting. In performing its oversight function, the Audit Committee relies upon advice and information received from the Company’s management and independent auditors.

In that regard, the Audit Committee has reviewed and discussed with members of the Company’s management the Company’s audited consolidated financial statements for fiscal 2003, and has discussed with representatives of the Company’s independent auditors the matters required to be discussed with audit committees by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with representatives of the Company’s independent auditors that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for fiscal 2003 be included in the Company’s Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

Michael J. Dolan         John D. Remick         Robert A. Hansen

Members of the Audit Committee

INDEPENDENT AUDITOR FEES AND SERVICES

Fees

Audit Fees

The aggregate fees for the audit of the Company’s annual financial statements for fiscal 2002 and for the review of the Company’s interim consolidated financial statements for each quarter in fiscal 2002 were $220,000. In addition, the Company also paid its independent auditor in fiscal 2002 an aggregate of $27,000 for statutory audit services related to its Puerto Rican operations and its Singapore operation.

The aggregate fees for the audit of the Company’s annual financial statements for fiscal 2003 and for the review of the Company’s interim consolidated financial statements for each quarter in fiscal 2003 were $250,000. In addition, the Company also paid its independent auditor in fiscal 2003 an aggregate of $31,000 for statutory audit services related to its Puerto Rican operations and its Singapore operation and $9,500 for other audit services.

Audit Related Fees

The Company paid its independent auditor in fiscal 2002 an aggregate of $12,000 for audit services relating to its 401(k) benefit plan and an aggregate of $13,000 for other audit related services.

The Company paid its independent auditor in fiscal 2003 an aggregate of $13,200 for audit services relating to its 401(k) benefit plan.

Tax Fees

The Company paid its independent auditor in fiscal 2002 an aggregate of $18,000 for corporate tax services related to its Puerto Rican operation.

The Company paid its independent auditor in fiscal 2003 an aggregate of $4,450 for tax compliance services related to the Company’s federal tax return.

Other Fees

The Company made no other payments to its independent auditor with respect to the relevant disclosure periods.

Independence of Principal Accountant

The Audit Committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of the Company’s independent auditor.

Pre-Approval of Services

The Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission regarding auditor independence require that audit and non-audit services provided to the Company or any of its subsidiaries by the Company’s principal accountant be pre-approved by the Audit Committee or pursuant to pre-approval policies and procedures established by the Audit Committee, except that de minimis non-audit services may, under certain circumstances, be approved retroactively. The Audit Committee has granted to its Chairman, Michael J. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the Audit Committee at its next scheduled meeting. None of the non-audit services provided to the Company or any of its subsidiaries by the Company’s independent auditor in fiscal 2002 or fiscal 2003 was approved retroactively pursuant the exception to the pre-approval requirements for de minimis non-audit services described above.

EXECUTIVE COMPENSATION

Summary of Compensation

Set forth in the following table is information with respect to the compensation of the Company’s Chief Executive Officer during 2003, and certain other individuals who were executive officers of the Company at the end of 2003, for each fiscal year of the Company in the three fiscal years ended December 31, 2003:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Securities Underlying Options/SARs (#)
Willard D. Oberton (1) Chief Executive Officer and President	2003 2002 2001	301,000 301,000 290,585	(2) (2) (2)	70,214 121,500 0	1,400 2,000 2,000

Daniel L. Florness (1) Executive Vice-President, Chief Financial Officer and Treasurer	2003 2002 2001	193,754 150,000 143,750		61,138 89,000 13,039	1,400 2,000 2,000

Nicholas J. Lundquist (1) Executive Vice-President and Chief Operating Officer	2003 2002 2001	250,000 246,875 174,996		58,512 147,535 64,442	1,400 2,000 2,000

Steven L. Appelwick (3) Vice-President – Product Procurement, Marketing, and Logistics	2003 2002	140,004 140,004		41,202 75,612	1,400 2,000

(1)	Mr. Oberton, Mr. Lundquist and Mr. Florness each assumed expanded roles and titles in December 2002. The titles indicated here represent the principal positions currently held by these individuals.
(2)	Includes $1,000 paid to Mr. Oberton during each of the years 2003, 2002 and 2001 in his capacity as a director of the Company. See “Election of Directors—Compensation of Directors and Committee Members” above.
(3)	Mr. Appelwick became an executive officer of the Company in December 2002. Mr. Appelwick’s 2002 compensation includes compensation for the full fiscal year.

The individuals named above are the only persons who were executive officers of the Company during the fiscal year ended December 31, 2003 and whose total salary and bonus for such fiscal year exceeded $100,000.

Option/SAR Grants

Tables

The following table sets forth information regarding individual grants of options made to the executive officers of the Company named in the Summary Compensation Table shown above during the fiscal year ended December 31, 2003:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted (#) (1)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/SAR Term (2)
					5% ($)	10% ($)
Willard D. Oberton	1,400	0.3%	$40	11/30/06	$210	$10,500
Daniel L. Florness	1,400	0.3	40	11/30/06	210	10,500
Nicholas J. Lundquist	1,400	0.3	40	11/30/06	210	10,500
Steven L. Appelwick	1,400	0.3	40	11/30/06	210	10,500

(1)	These stock options were granted by the Company, on May 1, 2003, under the Company’s stock option plan for employees of the Company and its subsidiaries, and, in general, will become exercisable on June 1, 2006 and will expire on November 30, 2006. If the holder of the stock option ceases to be employed by the Company or one of its subsidiaries, other than as a result of his death, prior to June 1, 2006, the stock option will expire at the time such holder’s employment is terminated. If the holder of the option ceases to be employed by the Company or one of its subsidiaries, other than as a result of his death, on or after June 1, 2006, the option will remain exercisable until the earlier of 90 days after the date of termination of the holder’s employment or the end of the term of the option. If the holder of the option dies while in the employ of the Company or one of its subsidiaries, the option will be exercisable by the legal representative of the holder’s estate or by the holder’s heirs during the same period as the option could have been exercised by the holder had he lived and remained employed by the Company or one of its subsidiaries.

(2)	The dollar amounts under these columns were calculated assuming the value of the Company’s Common Stock appreciates at 5% and 10% each year, compounded annually, from the date of grant of the applicable option to the end of the term of the applicable option. These annual appreciation rates have been set by the Securities and Exchange Commission for illustrative purposes and are not intended to forecast future financial performance of the Company or possible future appreciation, if any, in the price of the Company’s Common Stock. Shareholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that the executive officers will only realize value from the grants of options shown when the price of the Company’s Common Stock appreciates, which benefits all shareholders commensurately.

The following table sets forth, as to the executive officers of the Company named in the Summary Compensation Table shown above, information concerning stock options and stock appreciation rights exercised during, and the value of stock options and stock appreciation rights held at the end of, the fiscal year ended December 31, 2003:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Willard D. Oberton	2,000	29,920	0	3,400	—	$43,150
Daniel L. Florness	2,000	24,880	0	3,400	—	43,150
Nicholas J. Lundquist	2,000	27,910	0	3,400	—	43,150
Steven L. Appelwick	2,000	24,149	0	3,400	—	43,150

Compensation Committee Interlocks and Insider Participation

As indicated under “Election of Directors–Committee Matters” above, the Company does not have a Compensation Committee or any other committee of the Board of Directors performing equivalent functions. The Board of Directors makes decisions regarding compensation of executive officers of the Company. Each of Robert A. Kierlin and Stephen M. Slaggie, who were executive officers and employees of the Company during part of fiscal 2003, and Reyne K. Wisecup, who is an employee of the Company, participated in all deliberations of the Board during fiscal 2003 concerning executive officer compensation. Mr. Kierlin’s and Mr. Slaggie’s annualized compensation in fiscal 2003 did not change from the previous year. Mr. Kierlin and Mr. Slaggie ceased being executive officers and employees of the Company in June 2003. No other officers or employees of the Company or any of its subsidiaries participated in deliberations of the Board during fiscal 2003 concerning executive officer compensation.

Board Report on Executive Compensation

As required by the rules established by the Securities and Exchange Commission, the Board of Directors has prepared, for inclusion in this Proxy Statement, the following report on the compensation policies of the Board applicable to the Company’s executive officers. The Company’s executive compensation package consists of three main components: (i) base salary, (ii) the potential for cash bonuses, and (iii) stock-based awards. The types and amounts of compensation paid to any particular executive officer depend on, among other factors, whether or not that officer is a founder of the Company.

Founders

Two of the individuals who served as executive officers of the Company during a portion of 2003, Robert A. Kierlin and Stephen M. Slaggie, are founders of the Company and, as shown in the table set forth under “Security Ownership of Principal Shareholders and Management” above, hold significant portions of the Company’s Common Stock which were acquired by them at the time of the Company’s incorporation. The compensation of the founders for 2003 consisted solely of base salary in the same annualized amounts as was approved by the Board of Directors and paid to those officers in fiscal 2002. It has been the philosophy of the Board of Directors that the Company should modestly compensate the founders, and that financial reward for those officers should come in large part from increases in the value of the Company’s Common Stock held by them.

The factors considered by the Board in setting the base salary of the founders were subjective, such as the level of compensation paid by the Company to its other employees and the day-to-day involvement of such officers in the affairs of the Company. The Company’s performance was not a factor considered by the Board of Directors in setting the base salary of the founders. However, the Board of Directors believes that, as a result of their significant share ownership, the interests of those individuals are closely aligned with the long-term interest of the Company and its public shareholders. Mr. Kierlin and Mr. Slaggie ceased being executive officers of the Company in June 2003.

Other Executive Officers, Including Chief Executive Officer

The compensation in 2003 of the Company’s non-founding executive officers, including its Chief Executive Officer, consisted of base salary, the potential for cash bonuses under individual bonus arrangements, and stock-based incentive awards.

The Board of Directors established, at its first meeting in 2003, the base salary to be paid, and the method for determining any bonuses to be paid, for that year to those employees (other than the founders) serving at that time as executive officers of the Company. Base salary for each such executive officer, including the Chief Executive Officer, was determined by applying a discount factor to the base salary historically paid by members of the peer group selected in connection with the preparation of the Company’s most recent stock performance graph to their executive officers having comparable responsibilities. The Board of Directors applied a discount factor due to the directors’ belief that a significant portion of the total compensation of the Company’s non-founding executive officers should be performance-based.

The bonuses to be paid for 2003 to the Company’s Chief Executive Officer and Vice-President – Product Procurement, Marketing and Logistics were calculated based on the amount by which the Company’s pre-tax income in each quarter of 2003 exceeded its pre-tax income in the same quarter of 2002. The bonus to be paid for 2003 to the Company’s Chief Operating Officer was calculated based on two factors: (1) the amount by which the Company’s net sales in each quarter of 2003 exceeded its net sales in the same quarter of 2002, and (2) the amount by which the Company’s pre-tax income in each quarter of 2003 exceeded its pre-tax income in the same quarter of 2002. The bonus to be paid to the Company’s Chief Financial Officer for 2003 was calculated based on the amount by which net income in each quarter of 2003 exceeded a certain percentage of net sales in that quarter.

In addition to base salary and bonus, each of the Company’s non-founding executive officers, including its Chief Executive Officer, was granted stock options in 2003. The stock options were granted under the Company’s stock option plan for employees of the Company and its subsidiaries established by the Company and approved by its shareholders in 2003. The stock options are described under “Option/SAR Grants” above.

The stock-based awards granted in 2003 to each of the Company’s non-founding executive officers were determined by the Board of Directors based on the recommendation of the Chief Executive Officer and Chief Financial Officer. Each of the Company’s non-founding executive officers received the same number of stock-based awards in 2003 as were granted that year individually to the other members of the Company’s top management team.

The Company’s performance was not a factor considered by the Board of Directors in setting the base salary of the Company’s non-founding executive officers or by the Chief Executive Officer or Chief Financial Officer of the Company in making their recommendations regarding the award of stock-based incentives to the Company’s non-founding executive officers. However, the Board of Directors believes that, as a result of their individual bonus arrangements and their stock-based awards, the interest of the Company’s non-founding executive officers are closely aligned with the long-term interest of the Company and its public shareholders.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits the deductibility of compensation over $1,000,000 paid by a company to its executive officers. Since the Company’s executive compensation is set at levels such that each executive officer is likely to receive compensation well below the $1,000,000 limit, the Board of Directors has determined that it is not necessary at this time to take any position with respect to the non-deductibility of compensation in excess of $1,000,000.

Robert A. Kierlin	Stephen M. Slaggie	Michael M. Gostomski
John D. Remick	Henry K. McConnon	Robert A. Hansen
Willard D. Oberton	Michael J. Dolan	Reyne K. Wisecup
The Board of Directors

Performance Graph

Set forth below is a graph comparing, for a period of five years ended December 31, 2003, the yearly cumulative total shareholder return on the Company’s Common Stock with the yearly cumulative total shareholder return of the NASDAQ Market Index and an index (the “New Peer Group Index”) of a group of peer companies selected by the Company (the “New Peer Group”). The companies in the New Peer Group are Industrial Distribution Group, Inc., Lawson Products, Inc., MSC Industrial Direct Co., Inc. and W.W. Grainger, Inc.

The peer companies selected by the Company in connection with the preparation of the stock performance graph contained in the Proxy Statement for last year’s Annual Meeting of Shareholders were Noland Company, Lawson Products, Inc., MSC Industrial Direct Co., Inc. and W.W. Grainger, Inc. (the “Old Peer Group”). The Company recently reevaluated the composition of its peer group and determined to replace Nolan Company with Industrial Distribution Group, Inc. Nolan Company was dropped because it was not viewed as operating a line of business sufficiently similar to the Company’s. Industrial Distribution Group, Inc. was selected to replace Nolan Company because of its status, along with the other members of the New Peer Group, as one of the largest companies, by revenues, in the industry in which the Company operates. During this transition year, both the New Peer Group Index and an index of the Old Peer Group (the “Old Peer Group Index”) are shown for comparative purposes.

The Company is not included in either the New Peer Group or the Old Peer Group.

In calculating the yearly cumulative total shareholder return of the Old Peer Group Index and the New Peer Group Index, the shareholder returns of the companies included in the Old Peer Group and the New Peer Group are weighted according to the stock market capitalization of such companies at the beginning of each period for which a return is indicated.

The comparison of total shareholder returns in the performance graph assumes that $100 was invested on December 31, 1998 in each of the Company, the NASDAQ Market Index, the New Peer Group Index and the Old Peer Group Index, and that dividends were reinvested when and as paid.

Comparison of Five Year Cumulative Total Return Among Fastenal Company,

New Peer Group Index, Old Peer Group Index and NASDAQ Market Index

	1998	1999	2000	2001	2002	2003
Fastenal Company	100.00	102.24	125.07	151.65	170.95	228.72
New Peer Group Index	100.00	106.19	89.66	114.75	123.50	124.25
Old Peer Group Index	100.00	106.32	90.06	116.05	124.60	125.84
NASDAQ Market Index	100.00	176.37	110.86	88.37	61.64	92.68

RELATIONSHIP WITH AND APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2004, subject to ratification by the shareholders. While it is not required to do so, the Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Audit Committee will reconsider its selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2004.

A representative of KPMG LLP will be present at the Annual Meeting of Shareholders and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers to file initial reports of share ownership and reports of changes in share ownership with the Securities and Exchange Commission. Directors and officers are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and officers, all Section 16(a) filing requirements were met for the year ended December 31, 2003, except as follows: one report, covering the grant of stock options by the Company, was filed late by each of Mr. Florness, Mr. Appelwick, Mr. Lundquist, Mr. Oberton and Ms. Wisecup; one report, covering two sale transactions, was filed late by Mr. Slaggie; and one report, covering a single sale transaction, was filed late by Mr. McConnon.

ADDITIONAL MATTERS

The Annual Report of the Company for the fiscal year ended December 31, 2003, including financial statements, is being mailed with this Proxy Statement.

As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the Proxies solicited by the Board of Directors will be voted by the Proxies named therein in accordance with their best judgment.

The Company will pay the cost of soliciting Proxies in the accompanying form. In addition to solicitation by the use of mails, certain directors, officers and regular employees of the Company may solicit Proxies by telephone, telegram or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

Shareholders who wish to obtain a copy of the Company’s 10-K Annual Report filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2003 may do so without charge by writing to Daniel L. Florness, Executive Vice-President, Treasurer, and Chief Financial Officer, at the Company’s offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

By Order of the Board of Directors,

Daniel L. Florness
Executive Vice-President, Treasurer, and Chief Financial Officer

March 2, 2004

Appendix A

Charter of Audit Committee

Of The Fastenal Company Board of Directors

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee shall have responsibility to oversee the Company’s management and outside auditors in regard to corporate accounting and financial reporting.

The Audit Committee has the authority to conduct any investigation it deems appropriate to fulfill its responsibilities, and shall have direct access to the outside auditors and other outside advisors of the Company, as well as the Company’s personnel, facilities, and books and records. The Audit Committee has the power to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an “independent director” within the meaning of Rule 4200 of the NASD Manual, free from any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment. All members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, or shall become able to do so within a reasonable period of time after appointment to the Audit Committee. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in such individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of those present.

The Committee shall meet at least three times annually, or more frequently as circumstances dictate.

III. Audit Committee Responsibilities and Duties

The Audit Committee recognizes that the preparation of the Company’s financial statements and other financial information is the responsibility of the Company’s management, and that the auditing, or conducting limited reviews, of those financial statements and other financial information is the responsibility of the Company’s outside auditors. The Audit Committee’s responsibility is to oversee the financial reporting process.

The Company’s management, and its outside auditors, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than the members of the Audit Committee. Consequently, the Audit Committee is not responsible for providing any expert or other special assurance as to the Company’s financial statements and other financial information or any professional certification as to the outside auditors’ work, including without limitation their reports on, and limited reviews of, the Company’s financial statements and other financial information.

In carrying out its oversight responsibilities, the Audit Committee shall:

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board for approval and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and outside auditors of significant issues regarding accounting principles, practices, and judgments. Based on such review and discussion, determine whether to recommend to the Board that the annual audited financial statements be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission.

3.	Review and discuss with the outside auditors any items required to be communicated by the outside auditors in accordance with AICPA SAS 100 regarding the Company’s interim financial statements. The Chair of the Committee may represent the entire Audit Committee for purposes of this review and discussion.

Outside Auditors

4.	Require that the outside auditors provide the Audit Committee with a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard No. 1.

5.	Discuss with the outside auditors their independence, and actively engage in a dialogue with the outside auditors regarding any disclosed relationships or services that may impact their objectivity and independence.

6.	Take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors.

7.	Review and discuss with the outside auditors all matters required to be communicated to audit committees in accordance with AICPA SAS 61.

Other Audit Committee Responsibilities

8.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

9.	Review financial and accounting personnel succession planning within the Company.

10.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

11.	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

The outside auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the shareholders. The Board and the Audit Committee have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors, and, if applicable, to nominate the outside auditors to be proposed for approval by the shareholders in any proxy statement.

FASTENAL COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 20, 2004

10:00 a.m., Central Time

Fastenal Company Headquarters

2001 Theurer Boulevard

Winona, Minnesota

Fastenal Company
2001 Theurer Boulevard, Winona, Minnesota 55987-1500	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of

Shareholders to be held on April 20, 2004 and at any adjournment thereof.

By signing this proxy, your revoke all prior proxies and appoint Stephen M. Slaggie, John D. Remick and Willard D. Oberton, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side and below, at the Annual Meeting of the Shareholders to be held on April 20, 2004, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 23, 2004.

This proxy when properly executed will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1 and 2. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion on the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2

1.	Election of Directors:	01 02 03 04	Robert A.Kierlin Stephen M. Slaggie Michael M Gostomski John D. Remick	05 06 07 08	Henry K. McConnon Robert A. Hansen Willard D. Oberton Michael J. Dolan	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
				09	Reyne K. Wisecup

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as independent auditors for the 2004 fiscal year.	☐ For ☐ Against ☐ Abstain

Dated: , 2004

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.